UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2012

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

CNO Financial Group, Inc. (“CNO”) reported today that its subsidiaries, Bankers Life and Casualty Company (“Bankers Life”) and BLC Financial Services, Inc., a broker-dealer licensed in Illinois (“BLCFS”) (collectively “Bankers”), have reached a settlement with the State of Maine Office of Securities and three other state securities regulators regarding allegations that Bankers has acted as a broker-dealer and investment advisor without proper state licensing. Since 2005 Bankers Life and BLCFS have operated under arrangements with unaffiliated broker-dealers (licensed in all states in which Bankers Life operates) under which insurance agents with Bankers Life who became licensed as registered representatives and/or investment advisor representatives of the unaffiliated broker-dealer have provided brokerage and investment advisory services to customers under the exclusive control of the unaffiliated broker-dealer. Following this settlement, Bankers Life will continue its arrangement whereby registered representatives of the unaffiliated broker-dealer, who are financial advisors, will handle any securities transactions, and BLCFS will be eliminated. By putting this legacy issue behind it, Bankers Life believes that this settlement provides additional clarity between the roles of agents and financial advisors and allows the company to continue to focus on providing the products and services its customers need.

The consent order issued by Maine in connection with this settlement includes an acknowledgement by the state that that the conduct of Bankers and BLCFS has resulted in no known direct consumer harm and that licensed agents or representatives of licensed broker-dealers or investment advisors other than Bankers participated in all securities transactions and at locations that were registered with the appropriate securities authorities as broker-dealer locations of broker-dealers other than Bankers.

The settlement provides for the payment by Bankers of $9.9 million among all states where these dual agents were located for the period from 2005 - 2011. Bankers also agreed to pay certain costs of the investigation as well as past licensing and registration fees. CNO expects to record a pre-tax charge of approximately $10 million in the first quarter related to this settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: April 5, 2012
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer

3